Exhibit 10.2

Exhibit A

to

Note and Warrant Purchase Agreement

FORM OF SECURED PROMISSORY NOTE

THIS SECURED PROMISSORY NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES. THE SECURITIES REPRESENTED HEREBY MAY NOT BE OFFERED OR SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER APPLICABLE SECURITIES LAWS OR UNLESS OFFERED, SOLD OR TRANSFERRED PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THOSE LAWS.

NEXXUS LIGHTING, INC.

SECURED PROMISSORY NOTE

$______________	June 26, 2008
Charlotte, North Carolina

FOR VALUE RECEIVED, and upon and subject to the terms and conditions set forth herein, Nexxus Lighting, Inc., a Delaware corporation (“Issuer”), hereby promises to pay to the order of                     , a                      (together with its permitted successors and assigns, “Holder”), the principal sum of                     UNITED STATED DOLLARS (U.S. $                    ) on the Maturity Date, together with interest as provided herein. This Note was issued under and is subject to a Note and Warrant Purchase Agreement (the “Purchase Agreement”) dated as of June 26, 2008 (the “Effective Date”) among Issuer, payee and certain other parties. Capitalized terms used and not otherwise defined herein will have the respective meanings given to such terms in the Purchase Agreement.

1. Maturity Date. This Note will mature, and be due and payable in full, on the earlier of (i) December 26, 2009, or (ii) two Business Days after the consummation of a “Qualified Offering” (as hereinafter defined) (the “Maturity Date”).

2. Interest. From and after the date hereof, all outstanding principal of this Note will bear simple interest at the rate of seven percent (7%) per annum. On the date that is 180 days after the Effective Date, and every 180 days thereafter, until such time as all outstanding principal and interest due hereunder has been paid in full, Issuer shall pay the then accrued interest. Upon the occurrence and during the continuance of any Event of Default (as hereinafter defined) under this Note, all outstanding principal of this Note shall bear interest at the rate of 10% per annum. All accrued but unpaid interest on this Note shall be payable on the Maturity Date or on such earlier date as this Note shall be prepaid.

3. Security. Repayment of this Note is secured, pari passu with Holders of all other Notes issued pursuant to the Purchase Agreement, by a security interest in substantially all the assets of Issuer pursuant to a security agreement, related collateral assignments and such other necessary documents entered into by Issuer in favor of Jay Weil, as collateral agent for the purchasers.

4. Prepayment. Issuer may prepay this Note prior to the Maturity Date, without premium or penalty upon 30 days prior written notice to Holder; provided that any prepayment of this Note shall only be made if simultaneously therewith the Issuer makes a pro rata prepayment (based on the then outstanding principal amount of all such Notes) to holders of all of the other Notes issued pursuant to the Purchase Agreement.

5. Qualified Offering. For purposes of this Note, the term “Qualified Offering” means the issuance and sale of equity securities of the Issuer or a subsidiary of the Issuer in one or a series of related transactions for a gross sales price of $10,000,000 or more.

6. Transfer. Purchaser may transfer this Note in compliance with applicable U.S. federal and state and/or foreign securities laws and in accordance with Section 5.1 of the Purchase Agreement.

7. Financial Covenants. Until this Note has been redeemed or otherwise satisfied in accordance with its terms, unless the holders of Notes representing at least a majority of the aggregate principal amount of the Notes then outstanding, shall otherwise consent in writing, from and after December 31, 2008 the Issuer shall comply with the following financial covenants measured at the end of each fiscal quarter of the Issuer:

(a) Tangible Net Worth. The Issuer shall maintain a tangible net worth of at least $3,500,000. For purposes of this Agreement, tangible net worth shall mean the Issuer’s consolidated total assets, less all intangible assets and all liabilities. All amounts shall be determined in accordance with generally accepted accounting principles.

(b) Operating Loss. The Issuer shall not incur a Net Loss (determined in accordance with generally accepted accounting principles) for any trailing 12-month period in excess of $1,000,000.

(c) The total outstanding principal and accrued interest on all of the Notes shall not exceed the sum of (a) 75% of the Eligible Accounts Receivable of the Issuer and its subsidiaries and (b) 65% of the Eligible Inventory Value of the Issuer and its subsidiaries. For purposes of the foregoing, the term “Eligible Accounts Receivable” as to the Issuer and its subsidiaries on a consolidated basis means at any time of determination, all Accounts Receivable of such persons, each of which meets all of the following criteria on the date of any determination:

(1) the payment of such Account Receivable is not more than 90 days past the invoice date;

(2) such Account Receivable was created in the ordinary course of business of the Issuer or its subsidiary;

(3) such Account Receivable represents a legal, valid and binding payment obligation of the account debtor enforceable in accordance with its terms and arises from an enforceable contract, the performance of which, insofar as it relates to such Account Receivable, has been completed by the Issuer or such subsidiary;

(4) the Issuer or such subsidiary has good and indefeasible title to such Account Receivable, and the holders of the Notes hold a first priority security interest in such Account Receivable;

(5) such Account Receivable is not evidenced by a promissory note, chattel paper or other instrument that is not in the actual possession of the Issuer;

(6) such Account Receivable is not subject to any set-off, counterclaim, defense, allowance or adjustment known to the Issuer and there has been no commercially reasonable dispute, objection or complaint by the account debtor concerning its liability for such Account Receivable, and the inventory, the sale of which gave rise to such Account Receivable, has not been returned, rejected, lost or damaged;

(7) such Account Receivable, together with all other Accounts Receivable due from the same account debtor, does not comprise more than 25% of the aggregate Eligible Accounts Receivable;

(8) such Account Receivable is not due from an account debtor that (i) has at any time more than 50% of its aggregate Accounts Receivable owed to the Issuer or any subsidiary of the Issuer more than 90 days past due or (ii) is the subject of a proceeding under the United States Bankruptcy Code or any similar proceeding;

(9) such Account Receivable is not due from any affiliate of the Issuer or from the Issuer to a subsidiary of the Issuer;

(10) such Account Receivable is not the result of a credit balance relating to an Account Receivable more than 90 days past the invoice date;

(11) such Account Receivable does not relate to work-in-progress or finance or service charges;

(12) such Account Receivable shall not be from an employee or agent of the Issuer or a subsidiary of the Issuer or is in respect of goods are placed on consignment, guaranteed sale or other terms by reason of which the payment may be conditional.

For purposes of the foregoing the term “Account Receivable” means all of the Issuer’s and its subsidiaries’ accounts, accounts receivable, rights to the payment of money, payment intangibles, other receivables, contract rights, contracts, leases, chattel paper, electronic chattel paper, commercial tort claims, insurance refund claims and other insurance claims and proceeds of the foregoing.

For purposes of the foregoing, “Eligible Inventory Value” means the value, determined in accordance with generally accepted accounting principles consistently applied with past practice of the Issuer of the inventories of the Issuers’ and its subsidiaries’ products located in the Americas that are not in transit, work in progress, damaged, defective, obsolete or unmerchantable.

8. Events of Default. An “Event of Default” will occur if:

(a) The Issuer fails to pay (a) any principal of this Note or any other Note issued pursuant to the Purchase Agreement when such amount becomes due and payable in accordance with the terms thereof and such payment is not made with three Business Days of when it is due, or (b) any interest on any Note or any other payment of money required to be made to any of the Purchaser and such payment is not made within three Business Days of when it is due; or

(b) Any representation or warranty made to the Purchasers in any Transaction Document or in any certificate, agreement or instrument executed and delivered to the Purchasers by the Issuer or any of its subsidiaries or by its accountants or officers pursuant to any Transaction Document is false, inaccurate or misleading in any material respect on the date as of which made, and the Issuer receives notice thereof from the Placement Agent, a Purchaser, or a third party; or

(c) the Issuer or any of its subsidiaries defaults in the performance of any term, covenant, agreement, condition, undertaking or provision of any Transaction Document, or any financial covenants set forth in or referred to in this Note, or, in the case of any default in the performance of any term, covenant, agreement, condition, undertaking or provision of any Transaction Document which is capable of being cured, such default is not cured or waived within five (5) Business Days after the Issuer receives notice of such default from the Placement Agent, a Purchaser, or from a third party, or after an officer or director of the Issuer; or

(d) (i) The Issuer or any of its subsidiaries fails to pay any principal of or interest on any of its Material Indebtedness for a period longer than the grace period, if any, provided for such payment; or (ii) any default, other than one described in Section 8(d)(i), under any instrument or agreement evidencing, creating, securing or otherwise relating to Material Indebtedness (including, without limitation, any guaranty or assumption agreement relating to such indebtedness) or other event occurs and continues beyond any applicable notice and cure period (for purposes of this Note the term “Material Indebtedness” means indebtedness, in an amount of $50,000 or more, for borrowed money, under capitalized leases or evidenced by a bond, debenture, note or similar instrument, and shall include, without limitation, any such indebtedness assumed or guaranteed); or

(e) (i) One or more final judgments, decrees or orders shall be entered against the Issuer or any of its subsidiaries involving in the aggregate a liability (not fully covered by insurance other than applicable deductibles) of $50,000 or more and all such judgments, decrees or orders shall not have been vacated, paid or discharged, dismissed, or stayed or bonded pending appeal (or other contest by appropriate proceedings) within sixty (60) days from the entry thereof; (ii) pursuant to one (1) or more judgments, decrees, orders, or other proceedings, whether legal or equitable, any warrant of attachment, execution or other writ is levied upon any property or assets of the Issuer or any subsidiary and is not satisfied, dismissed or stayed (or other contests by appropriate proceedings without bond or stay) within sixty (60) days; (iii) all or any substantial part of the assets or properties of the Issuer or any subsidiary are condemned, seized or appropriated by any government or governmental authority; or (iv) any order is entered in any proceeding directing the winding up, dissolution or split-up of the Issuer or any subsidiary; or

(f) The Issuer (i) commences any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its assets, or (ii) is the debtor named in any other case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (ii) remains undismissed, undischarged or unbonded for a period of sixty (60) days, or (iii) takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence to, any order, adjudication or appointment of a nature referred to in clause (i) or (ii) above, or (iv) shall generally not be paying, shall be unable to pay, or shall admit in writing its inability to pay its debts as they become due, or (e) shall make a general assignment for the benefit of its creditors; or

(g) At any time there occurs a Change of Control Transaction (for purposes of this Note, a “Change of Control Transaction” shall mean (i) a sale, lease or other disposition of assets or properties of the Issuer and it subsidiaries (calculated on a consolidated basis) having a book value of fifty-one percent (51%) or more of the book value of all the assets and properties thereof, or (ii) any transaction in which any person shall directly or indirectly acquire from the holders thereof, by purchase or in a merger, consolidation or other transfer or exchange of outstanding capital stock, ownership of or control over capital stock of the Issuer (or securities exchangeable for or convertible into such stock or interests) entitled to elect a majority of the Issuer’s Board of Directors or representing at least fifty-one percent (51%) of the number of shares of Common Stock outstanding; or

(h) On or at any time after the date of this Note (i) any of the Transaction Documents for any reason, other than a partial or full release in accordance with the terms thereof, ceases to be in full force and effect or is declared to be null and void, (ii) the Security Agreement shall cease to provide the Purchasers a valid security interest in any of the collateral purported to be covered thereby, perfected and with the priority required thereby, subject only to liens permitted under this Agreement and such Security Agreement, and such default in clause (i) or (ii) is not cured or waived within ten (10) days after the Issuer receives notice of such default from a Purchaser or from a third party, or (c) the Issuer or any subsidiary of the Issuer contests the validity or enforceability of any Transaction Document in writing or denies that it has any further liability under any Transaction Document to which it is party, or gives notice to such effect.

9. Remedies. At such time that an Event of Default has occurred and is continuing, then Holder, by written notice to Issuer (the “Notice”), may declare all amounts hereunder immediately due and payable in cash and Holder will be entitled to reimbursement of its reasonable costs and expenses related to collection of all amounts owing in connection thereof. Except for the Notice, Holder need not provide, and Issuer hereby waives, any presentment, demand, protest or other notice of any kind, and Holder may immediately and without expiration of any grace period enforce any and all of its rights and remedies hereunder and all other remedies available to it under applicable law. Such election may be rescinded and annulled by Holder at any time prior to payment hereunder. No such rescission or annulment will affect any subsequent Event of Default or impair any right consequent thereon.

10. Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder will be in writing and will be deemed given and effective on the earliest of (a) the date of transmission if such notice or communication is delivered by fax prior to 5:30 p.m. (Eastern Time) on a Business Day, (b) the next Business Day after the date of transmission if such notice or communication is delivered via fax on a day that is not a Business Day or later than 5:30 p.m. (Eastern Time) on a Business Day, (c) the 2nd business day after the date of mailing if sent by U.S. nationally recognized overnight courier service, or (d) upon actual receipt by the party to whom such notice is required to be given. The facsimile number and address for such notices and communications are as set forth on the signature pages to the Purchase Agreement or as otherwise notified by any party in a writing to the others in accordance herewith from time to time.

SIGNED, SEALED AND DELIVERED as of the date first above written.

NEXXUS LIGHTING, INC.

By:
Name:	John C. Oakley
Title:	Chief Financial Officer